INTERVIDEO, INC.

Exhibit 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

InterVideo, Inc.:

We have issued our reports dated March 31, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of InterVideo, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of InterVideo, Inc. on Form S-8 (File Nos. 333-107441 and 333-124542)

/s/ Grant Thornton LLP

San Jose, California

March 31, 2006